TIDAL TRUST II N-14

Exhibit 99.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated July 28, 2026, relating to the financial statements and financial highlights of Defiance Daily 2X Space ETF, a series of Tidal Trust II, which are included in Form N-CSR for the period ended April 30, 2026, and to the references to our firm under the headings “Questions and Answers”, “Other Service Providers” and “Appendix B - Financial Highlights of the Funds” In the Combined Proxy Statement and Prospectus and “Supplemental Financial Information” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

November 13, 2026